Exhibit 99.1
Energy West, Incorporated Announces
Improved Financial Results for Fiscal Year 2007 and Increased Quarterly Dividend
David A. Cerotzke Assumes Position of Vice Chairman

•	Unaudited Income from Operations of $2.25 million
•	18% Increase in Income from Operations
•	Dividend Increased to $0.16 per share
     Great Falls, Mont., August 30, 2007/ PRNewswire – First Call/ – ENERGY WEST, INCORPORATED (NASDAQ: EWST – News), a natural gas and energy marketing company serving the Rocky Mountain states, announced unaudited net income for the fiscal year ended June 30, 2007 of $6.2 million, or $2.08 per share, including a gain from the disposal of assets, and income from discontinued operations of $3.95 million, or $1.34 per share, and net income from continuing operations of $2.25 million, or $0.76 per share. For the fiscal year ended June 30, 2006, Energy West reported net income of $2.3 million, or $0.79 per share, including net income from the discontinued operations of $0.4 million, or $0.14 per share, and net income from continuing operations of $1.9 million, or $0.65 per share. The Company intends to file its Form 10-K for fiscal year 2007 with audited results by late September after the conclusion of its audit.
     The unaudited net income from continuing operations for fiscal year 2007 represents an 18% improvement over the results reported for fiscal year 2006, primarily due to increased operating efficiencies in Energy West’s utility segment and improvements in its unregulated marketing and production business.
     The Company also announced that the Board of Directors has declared a dividend of $0.16 per share for shareholders of record as of September 11, 2007, which will be payable on September 25, 2007. The dividend represents a 6.7% increase in the quarterly dividend compared to the dividend for last quarter.
     Richard M. Osborne, the Company’s Chairman of the Board of Directors, stated “This has been a year of change for Energy West, with the successful sale of our Arizona properties and the pending purchase of the properties in Maine and North Carolina. We have continued to focus on our core businesses and are pleased to report strong earnings from our continuing operations.”
     Energy West also announced today that David A. Cerotzke will assume the newly-created position of Vice Chairman of the Board of Directors and will no longer serve as President and CEO. In his new role, he will advise the Board on operations, acquisitions and other matters of importance to Energy West. Cerotzke joined the Company as a director in December 2003 and as President and CEO in July 2004. Thomas J. Smith has been appointed to serve as interim President. He has been a member of the Company’s Board of Directors since December 2003 and is President of Northeast Ohio Natural Gas Corporation and Orwell Natural Gas Company, both natural gas distribution companies.

     “I made a commitment to the board when I became President to stay until Energy West was back on track” said Cerotzke. “With earnings and the dividend at an all time high, a strong balance sheet, great growth prospects and a dynamic young management team, the Board and I believe it’s time to make this change. I want to thank the Board of Directors for the opportunity to lead the Company for the last three years and the employees whose efforts are the real reason for our success.”
     Osborne thanked Cerotzke for his significant contributions to Energy West, noting that “Under Dave’s leadership the Company’s performance has improved dramatically and the dividend has been reinstated. He has guided the Company through the divestiture of non-core assets and refocused our business on our core strengths, positioning us for future growth. We are very pleased that Dave has agreed to remain with the Board as Vice Chairman.”

Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of Energy West. Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” and similar expressions. Specific forward- looking statements contained in this press release include: (i) the Company’s belief that the value of its core utility operations is beginning to reemerge; (ii) its belief that significant opportunity exists on the non-regulated portion of its business in opportunities it believes present fairly low and manageable risks; and (iii) its belief that increases to quarterly divided payments will continue. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited risks associated with contracts accounted for as derivatives, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk, the final results of the Company’s audit and various other matters, many of which are beyond Energy West’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.
For additional information or clarification, please contact: Wade F. Brooksby at 406-868-0730
Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com. Our address is P.O. Box 2229, Great Falls, MT 59403-2229.